EXHIBIT 4(ax)


                    AGREEMENT AS TO EXPENSES AND LIABILITIES

AGREEMENT, dated as of March 15, 2004 (this "Agreement"), by and between FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Trust I, a Delaware statutory trust (the "Trust").

WHEREAS, the Trust intends to issue its common trust securities (the "Common Trust Securities") to FPL Group and receive junior subordinated debentures ("Debentures") from FPL Group Capital Inc ("FPL Group Capital") guaranteed on a subordinated basis by FPL Group and issue its trust preferred securities (the "Preferred Trust Securities") to the public with such powers, preferences and special rights and restrictions as are set forth in the Amended and Restated Trust Agreement of the Trust dated as of March 15, 2004, by and among FPL Group, as depositor, and the Trustees named therein, as the same may be amended from time to time (the "Trust Agreement");

WHEREAS, FPL Group Capital, the issuer of the Debentures, is a wholly-owned subsidiary of FPL Group;

NOW, THEREFORE, in consideration of the acceptance of the Preferred Trust Securities by each holder thereof, which acceptance FPL Group hereby agrees shall benefit FPL Group and FPL Group Capital and which acceptance FPL Group acknowledges will be made in reliance upon the execution and delivery of this Agreement, FPL Group, including in its capacity as Debenture Guarantor, and the Trust hereby agree as follows:

                                    ARTICLE I

Section 1.01. Definitions. Each capitalized term used herein and not otherwise defined herein shall have the definition of that term in the Trust Agreement.

Section 1.02. Assumption by FPL Group. Subject to the terms and conditions hereof, FPL Group hereby irrevocably and unconditionally assumes the full payment, when and as due, of any and all Obligations (as hereinafter defined) to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries"). As used herein, "Obligations" means any indebtedness, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Trust Securities and Common Trust Securities the amounts due such holders pursuant to the terms of the Preferred Trust Securities, the Common Trust Securities, the Subordinated Indenture (including Article Fourteen thereunder) or the Preferred Trust Securities Guarantee Agreement referenced below, as the case may be. This Agreement is intended to be for the sole benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

Section 1.03. Term of Agreement. This Agreement shall terminate and be of no further force and effect upon the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Trust Securities or any Beneficiary must restore payment of any sums paid under the Preferred Trust Securities, under any Obligation, under the Preferred Trust Securities Guarantee Agreement dated the date hereof by and between FPL Group and The Bank of New York, as guarantee trustee, or under this


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Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

Section 1.04. Waiver of Notice. FPL Group hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and FPL Group hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 1.05. No Impairment. The obligations, covenants, agreements and duties of FPL Group under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

(b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

(c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

Neither the Trust nor any Beneficiary shall have any obligation to give notice to, or obtain the consent of, FPL Group with respect to the happening of any of the foregoing.

Section 1.06. Enforcement. A Beneficiary may enforce this Agreement directly against FPL Group, and FPL Group waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against FPL Group.

                                   ARTICLE II

Section 2.01. Binding Effect. All of the obligations, covenants and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of FPL Group and shall inure to the benefit of the Beneficiaries and their successors and assigns.

Section 2.02. Amendment. So long as there remains any Beneficiary or any Preferred Trust Securities of any series shall be outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Trust Securities.

Section 2.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed), to wit:


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                      FPL Group Capital Trust I
                      c/o Paul I. Cutler, Administrative Trustee
                      700 Universe Boulevard
                      Juno Beach, Florida 33408
                      Facsimile: (561) 694-3707

                      FPL Group, Inc.
                      700 Universe Boulevard
                      Juno Beach, Florida 33408
                      Facsimile: (561) 694-3707

Section 2.04. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE LAWS OF ANY OTHER JURISDICTION ARE MANDATORILY APPLICABLE.

Section 2.05. Counterparts. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                            [SIGNATURE PAGE FOLLOWS]


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THIS AGREEMENT AS TO EXPENSES AND LIABILITIES is executed in New York, New York as of the day and year first above written.

                                   FPL GROUP, INC.


                                   By:  /s/   Paul I. Cutler
                                      --------------------------------------
                                      Name:   Paul I. Cutler
                                      Title:  Treasurer and Assistant Secretary


                                   FPL GROUP CAPITAL TRUST I



                                   By   /s/   Paul I. Cutler
                                      --------------------------------------
                                      not in his individual capacity, but
                                      solely as Administrative Trustee